Exhibit 10.6

MICROHELIX, INC.
OFFER OF EMPLOYMENT

THIS EMPLOYMENT OFFER is extended on this day, September 15, 2009, from MicroHelix, Inc. (hereinafter referred to as "Employer") to Scott Johnson (hereinafter referred to as "Employee"). This offer is contingent upon the successful completion of all necessary background and reference checks.

IN CONSIDERATION of the mutual promises set forth below, Employee and Employer agree as follows:

1. Employer agrees to employ Employee, and Employee accepts such employment, upon the terms and conditions of this offer. The term of this employment relationship is indefinite in time. The parties expressly understand that the employment relationship between them is "At-Will" in nature, except as provided below.
    a. Cause: The Employer may terminate Employee's employment for Cause. For purposes of this employment, "Cause" shall mean: (i) substantial nonperformance of Employee's job duties, which shall be determined by the CEO in a reasonable and non-arbitrary manner; (ii) the Employee engages in an act or omission which is in bad faith and to the detriment of the Employer; (iii) the Employee engages in misconduct or willful malfeasance; or (iv) the Employee engages in any act of dishonesty, moral turpitude, disclosure of company confidential information not required by the Employee's duties, commercial bribery, criminal act, or perpetration of fraud.
        i. Payment on termination for Cause or Voluntary Resignation by Employee. In the event the employee's employment is terminated by the company with cause or voluntarily by the Employee, Employee shall be entitled to receive the following payments no later than five (5) business days after the date of termination:
            1. Payment of any earned but unpaid salary accrued through and including the date of termination; and
            2. Commission Overrides, new contract signing commissions and bonuses due through and including the date of termination
            3. Employee is entitled to receive 90 days of base salary for performance based termination, paid at the ordinary course of company payroll practices.
    b. Without Cause. Employer can terminate Employee's employment without cause.
        i. In the event that the Employee's employment is terminated by the Employer without Cause, then the Employee shall be entitled to receive, in addition to the amounts set forth above, six months of base salary paid at the ordinary course of company payroll practices, year one override commissions, plus any bonus earned, but as yet unpaid, through the date of termination.

2. Employee agrees to assume and develop the following responsibilities:

    - Perform all duties and functions inherent in the position of Vice President of Sales for MicroHelix including but not limited to:

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- Initial responsibilities will include managing overall sales efforts in the MicroHelix subsidiary "CarePayment" whereby employee will:
    - Manage existing Sales Force
    - Recruit, train and deploy new sales staff as the budget permits
    - Develop and oversee third party "non-direct" Sales Channels
    - Continue to build on the use of SalesForce.com to add additional process and accountability to sales function
    - Work towards a more thorough sales process whereby the sales staff can take deals through contract with minimal Management oversight.

- As Micro Helix adds additional products and services employee will be responsible for implementing the sales process for those products and services including cross-selling or solution selling and individual product/service sales.

Initial compensation terms related to the above duties are outlined in Appendix A. Employer may expand or modify the duties or responsibilities of Employee from time-to-time, in its sole discretion.

3. Prior to employment Employee will be required to provide permission to Employer for the purpose of obtaining an investigate report. The report may include information regarding court records both civil and criminal, driving records, educational and professional credentials, personal and professional references and personal credit history. This information will be obtained in accordance with all federal and state laws and may come from either public or private sources. The information collected may contain information regarding Employee's character, experience, work habits, and reasons for termination from past employers. The written permission form will be kept on file and may be used at any time during Employee's employment to procure an investigative report.

4. To assist in meeting Employer's objectives, Employer will provide computing and cell phone equipment. This equipment will remain the property of the Employer. Employee is responsible to take proper care of such equipment. Employee will not be permitted to use personal equipment in lieu of MicroHelix issued equipment. If Employee chooses to keep Employee's current cell phone number it becomes the sole property of the Employer. Upon Employee's separation from employment, the number will only be returned if mutually agreed by both parties.

5. Employer agrees to be flexible with office hours predicated on maintaining quality client service while delivering agreed upon business objectives. Employee will notify Employer regularly as to projected office hours. Employer, in its sole discretion, shall approve and authorize office hours.

6. Employee will, in the course of Employee's duties on behalf of Employer, be advised of certain business matters and affairs of Employer regarding its clients and the management of its business. The duties performed by Employee for Employer place Employee in a position of trust and confidence with respect to certain trade secrets and other proprietary information relating to the business of Employer and not generally known to the public.

   These trade secrets include, but are not limited to, Employer advertising and promotional ideas and strategies, customer lists, transaction tombstones, records and specifications which are owned by Employer and which are regularly used in the

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operation of Employer (hereinafter "confidential information"). Trade secrets and confidential information include written information, information stored in electronic media, and other such information known by the employee. Employee will not, either during the term of Employee's employment or at any time in the future, directly or indirectly:

- Disclose or furnish to any other person, firm, agency, corporation, client, business or enterprise, any confidential information acquired by Employee during the course of employment with Employer;

- Make use of or cause to make use of, either individually or in conjunction with any other person, firm, agency, company, client, business, or corporation, any confidential information in any manner whatsoever, except in furtherance of the business of Employer;

- Without the written consent of Employer, publish or commit to being published, any copies, abstracts, or summaries of any files, records, documents, lists, equipment and similar items relating to the business of Employer, whether prepared by the Employee or otherwise coming into the Employee's possession, except to the extent required in the ordinary course of Employer's business.

7. All tombstones, records, documents, lists, equipment, and similar items relating to the business of Employer, whether prepared by Employee or otherwise coming into the Employee's possession shall remain the exclusive property of Employer. All materials owned by the Company or the Company's clients or prospects should be treated with due care and consistent with the Company's policies and obligations for client confidentiality.

8. Employee will not, either during the term of Employee's employment or at any time in the future, make any oral or written negative, derogatory or disparaging statements about MicroHelix or about any present or former employee or member of MicroHelix.

9. Upon termination of Employee's employment, Employee agrees to immediately return to Employer all property of Employer in as good condition as when received by Employee (normal wear and tear excepted) including, but not limited to, laptop computer and equipment, cell phone, tombstones, records, documents, lists, promotional materials, and similar items relating to the business of Employer.

10. Employee hereby expressly agrees to repay to Employer any and all sums owed by Employee to Employer resulting from any advance or draw paid on commissions not yet earned or reasonably expected to be earned. Such repayment shall be paid immediately upon termination of Employee's employment. Employee authorizes Employer to deduct any such sums from Employee's final paycheck. If amount owed exceeds Employee's final pay, terms for repayment must be negotiated prior to Employee's final day of employment.

11. Employer hereby expressly agrees to pay Employee any and all sums owed by Employer to Employee immediately upon termination of Employee's employment. The timing of the payment to Employee of any earned, but non-collected or non-invoiced production and commissions, will be negotiated in good faith to correspond

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with collection of the sums upon which such earned production and commissions are owed.

12. Employee and Employer voluntarily agree to resolve all disputes, controversies, or claims relating to Employee's employment or prospective employment with Company (excluding claims for unemployment insurance, worker's compensation, or claims for which injunctive relief is authorized under this offer) through mandatory and binding arbitration. This includes any claims under any statute, contract, or common law.

    Arbitration will be conducted before a single neutral arbitrator selected by the parties through a list assembled by the parties or by the court if the parties cannot agree to an arbitrator selection process. The arbitration will follow Oregon Rules of Arbitration set forth in Chapter 36 of Oregon Revised Statutes. The parties will retain all substantive rights as if the proceeding were resolved through a court of competent jurisdiction over the dispute. Any failure to request arbitration within the statute of limitations under applicable state or federal law will constitute a waiver of all rights to raise such claim in any forum.

    The arbitrator will decide any and all disputes, except those noted above, in accordance with the governing principles of law. The arbitrator will issue a written award that may be entered in any court of competent jurisdiction by any party. The arbitration will take place in Portland, Oregon. Company will pay all costs associated with the arbitration, except the parties will split the costs of any reporter for the proceedings, and pay for its own witness fees. The arbitrator may award attorneys fees and costs as part of the arbitration award in accordance with applicable law.

13. For a period of one (1) year following Employee's separation from employment, Employee will not, directly or indirectly, solicit, request or encourage any employee of the Employer or its affiliates to curtail, reduce or cancel their employment with the Employer or its affiliates, nor hire any such employee, nor assist any other person to solicit or hire any such employee.

14. Non-Competition and Non-Solicitation: Due to Employee's access to Company's trade secrets and competitively sensitive and confidential business information as set forth above, as additional consideration for Company's employment of Employee and as a condition of such employment by Company, Employee expressly covenants that:

    <u>Noncompetition.</u> During the period of Employee's employment by Company, and for a period after the termination of such employment (the "Noncompetition Period") for whatever reason (provided that Company observes its obligations to Employee), Employee shall not, without the prior written consent of Company, directly or indirectly, for Employee or on behalf of any other person or entity of any kind whatsoever, receive profits from, receive compensation or other remuneration from, engage in, establish, become associated or connected with, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, advise, consult with, or otherwise give assistance to any person or entity which engages in the primary business then conducted by Company or by any of its Affiliates, within Oregon and Washington. The Noncompetition Period shall continue until the latest of (i) one (1) year from the effective date of termination of Employee's employment (or such lesser period as is

determined by Company in its sole discretion); and (ii) the period during which Employee is receiving any remuneration from Company, including Base Salary continuation payments.

Nonsolicitation. Employee agrees that for a period of twenty-four (24) months following termination of employment for any reason, Employee will not, directly or indirectly, (i) contact, call upon, solicit or assist any person in contacting, calling upon or soliciting Company's clients for the purpose of selling services or products offered by Company or its Affiliates, or (ii) request or encourage any clients, business partners, lenders, financing sources, service providers or employees of Company or its Affiliates to curtail, reduce or cancel their business or employment with Company. "Company's clients" shall include any person who has engaged the services of Company or its Affiliates, or who has paid fees, directly or indirectly, to Company or its Affiliates, during the twenty-four (24) months prior to Employee's termination of employment. In addition, Employee will not employ or attempt to employ, directly or indirectly, or cause to be employed by another, any person who is at any time during the year prior to Employee's termination of employment, a management employee, officer or director of Company or of any of its Affiliates, nor shall Employee form any partnership with or establish any business venture in cooperation with such person, without the prior written consent of Company.

15. Employee agrees to strictly comply with all articles contained within the most current version of Employer's Compliance Manual.

16. Employee shall be bound by all the policies, rules and regulations of Employer now in force, and by all such other policies, rules and regulations as may be hereafter implemented and called to his/her notice, and will faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke employee's status as an at-will employee or any other provision of this Employment offer.

17. Employee warrants that all information provided by Employee to Employer in applying for employment is true and correct.

18. Employer and Employee agree that should any provision of this offer be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this offer.

19. This offer contains all the understandings and agreements between the parties concerning Employee's employment and Employee acknowledges that no person who is either an agent or Employee of Employer may orally or by conduct modify, delete, vary or contradict the terms and conditions set forth herein. Any modification or waiver of this offer must be expressly made in writing executed by the CEO of Employer. This offer replaces any and all prior verbal or written agreements between Employee and Employer related to Employee's employment and any and all such prior agreements are hereby canceled.

20. This offer shall be construed and governed pursuant to the laws of the state of

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Oregon.

MicroHelix, Inc.

Employer:

R. Patrick Hanlin
CEO

10/6/09
Date

Employee:

Scott Johnson
Vice President of Sales

9-25-2009
Date

APPENDIX A
Scott Johnson
Compensation

Start Date is September 28, 2009 at which time Base Salary will begin. New contract signing bonus, Commission Overrides and Company Performance Bonuses will become eligible on January 1, 2010.

Base Compensation & Benefits:

⇒ $13,750 monthly salary paid semi-monthly.

⇒ Business expenses: The Employee shall be reimbursed for all reasonable business expenses, including lodging, commercial air fare, car rental, personal mileage, home office expenses (phone, fax, internet, office supplies, etc.), business meals and entertainment.

⇒ Medical and Dental Benefits beginning the first of the month following 30 calendar days of continuous employment. Standard premium payments to be paid by Employee in accordance with company policy. (See our Summary of Benefits for further description of benefits.)

⇒ Paid Time Off (PTO) will be managed according to the following procedure (converse to the description on our Summary of Benefits):
- manage your time appropriately, consistent with achieving the requirements of your role, and receive verbal approval of any personal time off with your direct supervisor
- official tracking of PTO will not be a requirement
- the Company will not officially track your PTO
- there will be no accrual of PTO
- no PTO time would be paid out if either party terminates employment for any reason

New Contract Signing/funded Bonus: (paid monthly)

⇒ Employee receives **$2,500** for every new contract signed and funded. Payment is made after first dollar is funded.

Commission Override: (paid monthly)

⇒ Employee will receive a commission override for every new contract sold and funded. The override period is as follows:
- Months 1-12: 20 basis points (.0020) for every dollar **FUNDED.**
- Months 13-24: 10 basis points (.0010) for every dollar **FUNDED.**

Growth Override Adjustment: (retroactive)

⇒ If funding from new contracts in the current calendar year is between 150% and 249% of contracts funded in the prior calendar year, employee's commission override for the current calendar year will increase by 5 basis points (.0005). Months 13-24 of the plan will remain at 10 basis points (.0010).

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Example: If previous Calendar year new funding was $20M and current Calendar year new funding is $35M employee would receive a Growth Override Adjustment of (.0005)*($35M) = $17,500.

⇒ If funding from new contracts in the current calendar year is between 250% and 299% of contracts funded in the prior calendar year, employee's commission override for the current calendar year will increase by 10 basis points (.0010). Months 13-24 of the plan will remain at 10 basis points (.0010).

Example: If previous Calendar year new funding was $20M and current Calendar year new funding is $55M employee would receive a Growth Override Adjustment of (.0010)*($55M) = $55,000.

⇒ If funding from new contracts in the current calendar year exceeds 300% of contracts funded in the prior calendar year, employee's commission override for the current calendar year will increase by 15 basis points (.0015). Months 13-24 of the plan will remain at 10 basis points (.0010).

Example: If previous Calendar year new funding was $20M and current Calendar year new funding is $65M employee would receive a Growth Override Adjustment of (.0015)*($65M) = $97,500.

Company Performance Bonus: (paid quarterly)

Each Quarter employee will be eligible for a Quarterly Company Performance Bonus. The bonus will be based on Quarterly EBT as follows:

- 100% to 105% of Quarterly EBT: $5,000 per quarter achieved
- 106% to 110% of Quarterly EBT: $15,000 per quarter achieved
- 110%+ of Quarterly EBT: $25,000 per quarter achieved

Other Compensation:

⇒ **Stock Options:**

- Employee will receive 1% of the fully diluted company stock. Option will be granted post acquisition of CarePayment. The option will be priced based on the closing stock price two business days after the release of the 8K announcing the purchase of the CarePayment Platform.

- Employee will be eligible for Stock option refreshes at the discretion of the CEO and with Board approval.

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